Exhibit 99.1

Contact:
Amy Figueroa
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE PHARMACEUTICALS REPORTS THIRD QUARTER FISCAL YEAR 2011
FINANCIAL RESULTS AND RECENT DEVELOPMENTS

-- Advancing Three Phase II Programs Targeting Oncology and HCV Infection Indications --

TUSTIN, Calif., March 11, 2011 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections, today announced financial results for the third quarter ended January 31, 2011 for its fiscal year (FY) 2011 and provided an update on the progress of its clinical development programs.

“We are continuing to advance our later-stage clinical programs for bavituximab and Cotara® by completing clinical studies and initiating new studies which can provide meaningful clinical data over the coming year,” said Steven W. King, president and chief executive officer of Peregrine.  “Since last quarter, we have initiated two new randomized Phase II trials for bavituximab, launched our first three investigator-sponsored trials, and completed patient treatment in our Phase II Cotara trial in recurrent glioblastoma multiforme and a bavituximab HCV study.  Together, these advancing trials will help to further validate our technologies in oncology and viral disease indications.  If our clinical and regulatory strategies are successful, they should add significant value.”

Clinical Program Update

Bavituximab Oncology Trials
Peregrine is conducting three randomized Phase II trials in non-small cell lung cancer (NSCLC) and pancreatic cancer.

•
Phase IIb second-line NSCLC trial evaluating bavituximab with docetaxel versus docetaxel plus placebo.  Enrollment of up to 120 patients is expected to be complete by mid-year 2011 with data unblinded by year-end 2011.

•
Phase IIb front-line NSCLC trial evaluating bavituximab with paclitaxel and carboplatin versus paclitaxel and carboplatin.  Enrollment of up to 86 patients is expected to be complete by mid-year 2011 with interim data from this open-label trial expected in the second half of 2011.

•
Phase II pancreatic cancer trial evaluating bavituximab with gemcitabine versus gemcitabine.  This new trial was initiated in January 2011 and seeks to enroll up to 70 patients with previously untreated stage IV pancreatic cancer.

In addition to its company-sponsored trials, Peregrine has launched an investigator-sponsored trials (IST) program to evaluate further bavituximab’s broad potential in different oncology indications and therapeutic combinations.

•	Phase I/II trial evaluating bavituximab combined with sorafenib in approximately 50 patients with advanced liver cancer. This IST is being conducted at University of Texas Southwestern Medical Center.
•	Phase Ib trial evaluating bavituximab combined with pemetrexed and carboplatin in up to 25 front-line NSCLC patients. This IST is being conducted at the University of North Carolina at Chapel Hill.
•	Phase I trial evaluating bavituximab combined with paclitaxel in patients with HER2-negative metastatic breast cancer. This IST is being conducted at the Arizona Cancer Center at UMC North.

Cotara® Phase II Brain Cancer Trial
In December 2010, Peregrine completed treatment of the last patient in a Phase II trial in recurrent glioblastoma multiforme (GBM).  The Company expects to report data by mid-year 2011 and to meet with the FDA in the second half of 2011 to determine the optimal registration pathway for Cotara.

Bavituximab HCV Trials
In January 2011, Peregrine initiated a new randomized Phase II trial in patients with previously untreated genotype-1 hepatitis C virus (HCV) infection.  This open-label trial is designed to determine the early virologic response (EVR) rate of patients after 12 weeks of therapy with bavituximab in combination with the antiviral drug ribavirin versus standard of care, pegylated interferon alpha 2a and ribavirin.

In addition, Peregrine completed enrollment in a Phase I trial to evaluate the safety and pharmacokinetics of bavituximab in patients coinfected with chronic HCV and HIV and expects to report data at the 46th Annual Meeting of the European Association for the Study of the Liver (EASL), March 30 to April 3, 2011.

For more information on Peregrine’s clinical trials, please visit http://www.peregrinetrials.com.

Preclinical Research
Preclinical data from four studies investigating bavituximab and other phosphatidylserine (PS)-targeting antibodies have been accepted for poster presentation at the 102nd Annual Meeting of the American Association for Cancer Research (AACR), April 2-6, 2011.

Peregrine has conducted preclinical research to evaluate its PS-targeting antibodies for viral hemorrhagic fever (VHF) infections under a government contract.  This contract, which will expire on March 15, 2011, has provided $23.5 million in total funding through January 31, 2011.

Intellectual Property
On February 1, 2011, Peregrine’s phospholipid-targeting intellectual property portfolio was further strengthened with the issuance of U.S. patent #7,879,801, titled “Compositions Comprising Cell-Impermeant Duramycin Derivatives.” Expanding the coverage for therapeutic and imaging applications of Peregrine’s novel technologies, the patent was granted to the University of Texas System and is exclusively licensed to Peregrine.

Financial Results
Total revenues for the third quarter of FY 2011 were $2,883,000, compared to $9,877,000 for the same quarter of the prior fiscal year.  This decrease was primarily attributed to a reduction in government contract revenue, due to the level of services performed under the contract terms, as well as lower contract manufacturing revenue from Peregrine’s subsidiary Avid Bioservices, due to the level and timing of services provided to its third-party clients.  For FY 2011, Avid’s contract manufacturing revenue from third-party clients is expected to be in the lower half of its original estimated range of between $8 million and $12 million. Avid will continue to utilize available capacity and resources to begin preparing for the future clinical development and potential commercialization of bavituximab and Cotara, while also seeking to grow its base of third-party clients.

Total costs and expenses in the third quarter of FY 2011 were $11,726,000, compared to $11,194,000 in the third quarter of FY 2010.  For the third quarter FY 2011, research and development expenses were $7,053,000, compared to $7,322,000 for the third quarter of FY 2010.

Peregrine’s consolidated net loss was $8,929,000, or $0.14 per share, for the third quarter of FY 2011, compared to a net loss of $1,538,000 or $0.03 per share, for the same quarter of the prior year.

Peregrine reported $24,068,000 in cash and cash equivalents at January 31, 2011, compared to $17,268,000 at October 31, 2010 and $19,681,000 at fiscal year ended April 30, 2010.

More detailed financial information and analysis may be found in Peregrine’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission today.

Conference Call
Peregrine will host a conference call and webcast today, March 11, 2011, at 4:30 p.m. ET (1:30 p.m. PT).

•	To listen to the live webcast or access the archived webcast available for 30 days, please visit: http://ir.peregrineinc.com/events.cfm.
•
To listen to the conference call, please call (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals call.  A replay of the call will be available starting approximately two hours after the conclusion of the call through March 25, 2011 by calling (800) 642-1687 or (706) 645-9291 and using passcode 42778420.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in clinical trial patient enrollment, the risk that the results of the Phase II clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that the company may not have or be able to raise sufficient financial resources to complete the Phase II trials, the risk that Avid’s revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, and the risk that one or more existing Avid customers terminates its contract prior to completion. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended April 30, 2010 and quarterly report on Form 10-Q for the quarter ended January 31, 2011. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED JANUARY 31,		NINE MONTHS ENDED JANUARY 31,
	2011	2010	2011	2010
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$1,922,000	$2,945,000	$6,532,000	$10,323,000
Government contract revenue	882,000	6,854,000	3,959,000	13,035,000
License revenue	79,000	78,000	272,000	165,000
Total revenues	2,883,000	9,877,000	10,763,000	23,523,000

COSTS AND EXPENSES:
Cost of contract manufacturing	1,726,000	1,874,000	5,885,000	6,487,000
Research and development	7,053,000	7,322,000	21,464,000	17,528,000
Selling, general and administrative	2,947,000	1,998,000	8,147,000	5,552,000
Total costs and expenses	11,726,000	11,194,000	35,496,000	29,567,000

LOSS FROM OPERATIONS	(8,843,000)	(1,317,000)	(24,733,000)	(6,044,000)

OTHER INCOME (EXPENSE):
Interest and other income	20,000	22,000	1,034,000	96,000
Interest and other expense	(106,000)	(243,000)	(438,000)	(805,000)

NET LOSS	$(8,929,000)	$(1,538,000)	$(24,137,000)	$(6,753,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	64,374,282	49,532,869	58,497,756	48,163,121

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.14)	$(0.03)	$(0.41)	$(0.14)

-continued-

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	JANUARY 31, 2011	APRIL 30, 2010
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$24,068,000	$19,681,000
Trade and other receivables, net	2,075,000	1,481,000
Government contract receivables	381,000	367,000
Inventories, net	3,916,000	3,123,000
Debt issuance costs, current portion	41,000	122,000
Prepaid expenses and other current assets, net	1,318,000	2,004,000

Total current assets	31,799,000	26,778,000

PROPERTY:
Leasehold improvements	932,000	697,000
Laboratory equipment	4,320,000	4,221,000
Furniture, fixtures, office equipment and software	1,725,000	917,000

	6,977,000	5,835,000
Less accumulated depreciation and amortization	(4,745,000)	(4,366,000)

Property, net	2,232,000	1,469,000

OTHER ASSETS:
Debt issuance costs, less current portion	-	21,000
Other assets	1,379,000	1,067,000

Total other assets	1,379,000	1,088,000

TOTAL ASSETS	$35,410,000	$29,335,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	JANUARY 31, 2011	APRIL 30, 2010
	Unaudited
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,712,000	$2,259,000
Accrued clinical trial and related fees	2,388,000	2,666,000
Accrued payroll and related costs	1,514,000	1,623,000
Notes payable, current portion and net of discount	1,810,000	1,893,000
Deferred revenue	4,300,000	2,406,000
Deferred government contract revenue	40,000	78,000
Customer deposits	2,651,000	2,618,000
Other current liabilities	1,246,000	860,000

Total current liabilities	16,661,000	14,403,000

Notes payable, less current portion and net of discount	-	1,315,000
Deferred revenue	710,000	-
Other long-term liabilities	281,000	210,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$0.001 par value; authorized 5,000,000 shares; non-voting; none issued	-	-
Common stock-$0.001 par value; authorized 325,000,000 shares; outstanding – 66,813,419 and 53,094,896, respectively	67,000	53,000
Additional paid-in capital	303,682,000	275,208,000
Accumulated deficit	(285,991,000)	(261,854,000)

Total stockholders’ equity	17,758,000	13,407,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,410,000	$29,335,000

# # # #